UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20449

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-25253

                             SUMMIT LIFE CORPORATION
             (Exact name of registrant as specified in its charter)

                        3021 Epperly Dr., P.O. Box 15808
                          Oklahoma City, Oklahoma 73155
                                 (405) 677-0781
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common stock, $.01 par value
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     |_|             Rule 12h-3(b)(1)(i)     |_|
Rule 12g-4(a)(1)(ii)    |X|             Rule 12h-3(b)(1)(ii)    |X|
Rule 12g-4(a)(2)(i)     |_|             Rule 12h-3(b)(2)(i)     |_|
Rule12g-4(a)(2)(ii)     |_|             Rule 12h-3(b)(2)(ii)    |_|
                                        Rule 15d-6

Approximate  number of holders of record as of the certification or notice date:
Less than 500 persons

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FAFCO, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  SUMMIT LIFE CORPORATION

Date: December 30, 2003           By:       /s/ Charles L. Smith
                                           --------------------
                                  Name:    Charles L. Smith
                                  Title:   President and Chief Operating Officer